Exhibit 99.4

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of NYSE Euronext on Form S-4 and in the Proxy Statement and Prospectus of NYSE Euronext, which is part of the Registration Statement, of our opinion dated January 17, 2008 appearing as Annex C to such Proxy Statement and Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinions of Financial Advisors”, “The Mergers—Background of the Mergers”, “The Mergers—MC and Amex’s Reasons for the Mergers; Recommendation of the Mergers”, “The Mergers—Opinion of Morgan Stanley, Financial Advisors to MC and Amex” and “The Mergers—Certain Relationships and Related Party Transactions.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ JAMES VON MOLTKE
Name: James von Moltke
Title: Managing Director

New York, New York

February 29, 2008